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                                                                   EXHIBIT 11.01

                                TRITON GROUP LTD.

                      COMPUTATION OF EARNINGS PER SHARE (1)

                                                       Years ended March 31
                                                  ----------------------------
                                                     1997     1996      1995
                                                  --------  --------  --------
                                                   (Amounts in thousands,
                                                   except per share data)
SHARES USED FOR COMPUTATION
  PRIMARY METHOD:
    Weighted average shares of common stock          2,151     2,019    1,998
    Net effect of dilutive stock options
      based on the treasury stock method
      using average market price                         4        42
                                                  --------  --------  --------
                                                     2,155     2,061    1,998
                                                  ========  ========  ========
  FULLY-DILUTED METHOD:
    Weighted average shares of common stock          2,151     2,019    1,998
    Net effect of dilutive stock options
      based on the treasury stock method
      using ending market price                          4        57
                                                  --------  --------  --------
                                                     2,155     2,076    1,998
                                                  ========  ========  ========
NET INCOME USED FOR COMPUTATION:
  Income from continuing operations                $ 5,130  $ 25,072  $(10,663)

  Income from discontinued operations                          2,514   (13,604)
                                                  --------  --------  --------
    Net income                                     $ 5,130  $ 27,586  $(24,267)
                                                  ========  ========  ========
PER SHARE AMOUNTS:
  Primary Method:
    Income from continuing operations                $2.38    $12.16   $ (5.34)
    Income from discontinued operations                         1.22     (6.81)
                                                  --------  --------  --------
      Net income                                     $2.38    $13.38   $(12.15)
                                                  ========  ========  ========
  FULLY DILUTED METHOD:
    Income from continuing operations                $2.38    $12.08   $ (5.34)
    Income from discontinued operations                         1.21     (6.81)
                                                  --------  --------  --------
      Net income                                     $2.38    $13.29   $(12.15)
                                                  ========  ========  ========

(1) All information reported gives retroactive effect to the Reverse Stock Split consummated in connection with the Alarmguard Merger on April 15, 1997.